[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

AMENDMENT NO. 2 TO
EXCLUSIVE LICENSE AND DEVELOPMENT
AGREEMENT
This Amendment No. 2 (“Amendment No. 2”) to the EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT, dated as of May 8, 2013 and amended as of September 26, 2013, by and between CEMPRA PHARMACEUTICALS, INC. (“Cempra”) and TOYAMA CHEMICAL CO., LTD. (“Toyama”) is hereby effective as of September 12, 2018. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
WITNESSETH:
WHEREAS, Cempra and Toyama are parties to that certain Exclusive License and Development Agreement dated as of May 8, 2013 and amended as of September 26, 2013 (the “Agreement”);
WHEREAS, Cempra filed for regulatory approval for the Licensed Product in the United States and received a request from the FDA for additional clinical trials;
WHEREAS, as a result thereof, Cempra has elected to redirect its development efforts and resources, and desires to terminate its supply obligations for API used in the manufacture of Licensed Products and grant Toyama with rights to manufacture and procure such API; and
WHEREAS, Cempra and Toyama desire to amend additional terms and conditions, including milestone and royalty payment terms, in connection with such termination of Cempra’s supply obligations.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, hereby agree as follows:
1.In each of sections 1.17, 1.20(e)(i), 2.5, 5.4(b), 9.4, 12.10(b), 14.1(d), 14.2(a), and 14.2(b) each reference to “Back-Up Supply Rights” is changed to “Supply Rights.”
2.    The first paragraph of Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.1    License to Toyama. Subject to the terms and conditions of this Agreement, Cempra hereby grants to Toyama an exclusive (except with respect to the Scripps Patents) royalty-bearing license, with the right to sublicense, under the Cempra Technology to make and have made the Licensed Products using the bulk Compound or Permitted Derivative manufactured pursuant to the exercise of Supply Rights, and to use, have used, sell, offer for sale, import and export Licensed Products, in the Field in the Territory.
3.    Section 2.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)    Cempra hereby grants to Toyama an exclusive license, under Cempra Technology, with the right to sublicense to use or have used, manufacture or have manufactured, sell, offer for sale, import, and export (x) in the Manufacturing Territory, the Compound or any Permitted Derivative for use in manufacturing Licensed Product for use or sale in the Field and in the Territory under this Agreement or (y) in the Territory, Clinical Supply for use in the Field in the Territory under this Agreement, respectively. The “Supply Rights” shall mean the rights described in this Section 2.1(a).
4.    Section 2.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following and Schedule 1 attached to this Amendment shall be attached the Agreement as Schedule 2.3 (a):
(a)    Option. Attached hereto as Schedule 2.3 (a) is a listing of pending and registered Cempra Product Marks for potential use with the Licensed Product in the Field inside the Territory. Toyama shall have the option, with respect to each Cempra Product Mark upon notice from Cempra that such Cempra Product Mark has been registered in the Territory, to be granted the license set forth in Section 2.3(b) below with respect to such Cempra Product Mark, subject to the terms and conditions of this Section 2.3, Cempra’s reasonable guidelines for the use and display of such Cempra Product Mark (such Cempra Product Mark’s “Trademark Use Guidelines”), and this Agreement. Notwithstanding anything to the contrary, as between the Parties, Cempra Product Marks for the Licensed Product in the Territory shall be owned by Cempra. If a Cempra Product Mark used for the sale of Licensed Product in the Field outside the Territory is available for trademark registration in the Territory with respect to Licensed Product in the Field, Cempra shall, upon written request from Toyama, use Commercially Reasonable Efforts to register (or cause to be registered) such Cempra Product Mark for the Licensed Product in the Field with the applicable trademark authority in the Territory, at Toyama’s expense, subject to Cempra providing Toyama with estimates for all relevant fees and costs in advance and Toyama having a reasonable opportunity to discuss the approach for such registration activities and ultimately approving such estimates in its sole discretion. The Parties agree that, notwithstanding anything to the contrary, if (i) Toyama does not exercise its option to be granted rights to a particular Cempra Product Mark upon notice thereof from Cempra, (ii) Toyama exercises such option with respect to a particular Cempra Product Mark but does not satisfy the conditions set forth in Section 2.3(b) for the grant of a license to Toyama with respect thereto, or (iii) Toyama obtains a license with respect to a particular Cempra Product Mark pursuant to this Section 2.3(a) and Section 2.3(b) but such license is later terminated pursuant to Section 2.3(e), Cempra shall have no obligations with respect to such Cempra Product Mark in the Territory. Toyama may identify its own trade name and/or trademark for use with the Licensed Product in the Territory at Toyama’s own expense and subject in all respects to all Applicable Laws and Regulatory Approvals. If Cempra intends to abandon any Cempra Product Mark inside or outside the Territory, Cempra will provide notice to Toyama ninety (90) Calendar Days prior to such abandonment and Toyama shall have the option to request that either (x) Cempra continue prosecution and maintenance of such Cempra Product Mark at Toyama’s expense and negotiate a license for the Cempra Product Mark or (y) Cempra assign such mark to Toyama for use in the Territory. If applicable, during the ninety (90) Calendar Day period prior to such abandonment, the Parties will negotiate in good faith over a license or assignment. Neither Party has any obligation to conclude a license or assignment agreement. If the Parties do not reach agreement on a license or assignment during that period, Cempra may abandon the Cempra Product Mark.
5.    Section 3.2 of the Agreement is hereby deleted in its entirety.
6.    Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:
6.1    Royalty Payments. Toyama shall pay to Cempra an amount equal to:
(a)    four percent (4%) of all Net Sales in a particular Calendar Year less than or equal to [***] Japanese Yen; and
(b)    six percent (6%) of all Net Sales in a particular Calendar Year more than [***] Japanese Yen.
For example, if Net Sales in a particular Calendar Year equal [***] Japanese Yen, the total royalties payable under this Section 3.3 with respect thereto shall, without taking into account any possible adjustment(s) under Section 3.4, equal [***] Japanese Yen (calculated as follows: (4% [***] ) [***] (6% [***]) = [***]), subject to the effects of Section 3.10.
7.    Sections 3.4 of the Agreement is hereby deleted in its entirety and replaced with the following:
7.1    Royalty Adjustments
(a)    If Favorable Pricing does not exist for any particular Licensed Product sold under this Agreement during a particular Calendar Year, the royalty rate applicable to Net Sales of such Licensed Product during such Calendar Year under clauses a. and b. of Section 3.3 shall be [***] (e.g., to [***] and [***], respectively, if there are no additional adjustments under Section 3.4(b)) for Net Sales of such Licensed Product in the Territory.
(b)    For each Licensed Product, the royalty rate applicable to Net Sales of such Licensed Product shall be [***] of the royalty rate in Section 3.3 for all sales or transfers of such Licensed Product occurring on or after the last day of the first Calendar Quarter during which Generic Competition has occurred in the Territory with respect to such Licensed Product (e.g., in the case of such an adjustment to royalties due under clause a. of Section 3.3, without taking into account any potential adjustment under Section 3.4(a), the applicable royalty rate thereunder shall be reduced to [***]), provided that, if the conditions described in clauses (i) and (ii) of the definition of Generic Competition do not apply to any subsequent Calendar Quarter, the reduction described herein shall not apply to royalties due under Section 3.3 on any Net Sales of Licensed Products sold or transferred during such Calendar Quarter.
(c)    In the event that the circumstances triggering the adjustments described in both Sections 3.4(a) and 3.4(b) apply to the sale of a particular Licensed Product, the adjustments in both Sections 3.4(a) and 3.4(b) shall apply in combination down to a minimum royalty rate, under any possible combination of royalty adjustments under this Agreement, of [***].
For purposes of clarification with respect to the [***] minimum royalty referenced above, the Parties agree that the royalty rate applicable to Net Sales of Licensed Products in the Territory under this Agreement shall not in any event be less than [***], regardless of the number or types of adjustments that may be applied thereto under this Section 3.4 or otherwise.
8.    Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
General. Toyama shall use Commercially Reasonable Efforts (taking into account the status of Regulatory Approvals in the United States) to Develop and seek, obtain, and maintain Regulatory Approval of Licensed Products in the Field in the Territory. Within thirty (30) Calendar Days of the Effective Date, Cempra shall make available to Toyama, at no additional cost, all material Cempra Know-How in Cempra’s possession for the Development of Licensed Product in the Territory. Upon Toyama’s reasonable request, Cempra shall, within a reasonable period, provide Toyama with any Cempra Know-How material to Development of the Licensed Product in the Territory coming under Cempra’s Control following the Effective Date. Toyama shall use Commercially Reasonable Efforts not to, and to ensure that Sublicensees do not, take or permit any actions that adversely affect, or would reasonably be anticipated to adversely effect, the Development, manufacture, ability to seek, obtain, or maintain Governmental Approval, or Commercialization of any Licensed Product in the U.S. or any other country. Toyama shall use Commercially Reasonable Efforts to report on a reasonably regular basis the results of its Development activities, including the results of any human clinical trials, to Cempra in writing and shall, upon Cempra’s written request, use Commercially Reasonable Efforts to provide to Cempra copies of Toyama Know-How, the use of which by or on behalf of Cempra, its Affiliates, or licensees or sublicensees of either of the foregoing shall be subject to Sections 2.5 and, if applicable, 12.9, and documentation related to such Toyama Know-How or the Development activities related to such Toyama Know-How, the use of which by or on behalf of Cempra, its Affiliates, or licensees or sublicensees of either of the foregoing shall be subject to Sections 2.5 and, if applicable, 12.9. For clarity and notwithstanding anything to the contrary set forth herein, Toyama shall have the right to make any decisions with respect to Development activities in the Territory in its sole discretion and without any pre-approval by Cempra.
9.    Section 4.3 of the Agreement is hereby deleted in its entirety.
10.    Section 4.4 of the Agreement is hereby deleted in its entirety.
11.    Section 4.6 of the Agreement is hereby deleted in its entirety.
12.    Section 5.2(c) of the Agreement is hereby amended by replacing the phrase “recommend to the JDC or Joint Commercialization Committee (the “JCC”) as applicable” with the phrase “recommend to the other Party.”
13.    Section 5.4(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:
(iii) Toyama shall use Commercially Reasonable Efforts (taking into account the status of Regulatory Approvals in the United States) to prepare and file Marketing Applications in the Field in the Territory and shall use Commercially Reasonable Efforts to ensure that neither it nor any Sublicensee, by act or omission, in the course of preparing and filing Marketing Applications in the Field in the Territory creates any circumstance reasonably likely to materially adversely affect the Development or Commercialization of any Licensed Product in the Territory or Cempra Territory.
14.    Section 5.4(a)(iv) of the Agreement is hereby deleted in its entirety.
15.    Section 5.4(a)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:
(v) Toyama shall use Commercially Reasonable Efforts to provide Cempra with the English translated executive summary (which may include any material data or information concerning product claims, labeling, proposals for addressing any material safety concerns, “black box warnings”, and items of similar concern) of any material Regulatory Filings made by or on behalf of Toyama or any Sublicensee, on a reasonably regular basis. For the avoidance of doubt, Toyama shall have the right to make any decisions with respect to Regulatory Filings in the Territory in its sole discretion and to file and respond to such Regulatory Filings without any pre-approval by Cempra. Toyama shall provide English translated full copies of any Marketing Application to Cempra within a reasonable timeframe not to exceed one-hundred-and-eighty (180) Calendar Days following its submission.

16.    Section 5.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
(b)    Notification of Regulatory Correspondence. Toyama shall use Commercially Reasonable Efforts to notify Cempra of any material correspondence and other documents from any Governmental Authority in the Territory directed to the Development and Commercialization of Licensed Product in the Territory on a reasonably regular basis. For the avoidance of doubt, Toyama shall have the right to make any decisions with respect to such regulatory correspondence in the Territory in its sole discretion and to file or respond to such regulatory correspondence without any pre-approval by Cempra. Toyama shall promptly notify Cempra in writing of any Regulatory Approvals that Toyama or any Sublicensees obtains for the Territory.
17.    Section 5.4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)    Regulatory Correspondence Requiring a Response. In the event that Toyama receives any material regulatory letter or comments from any Governmental Authority relating to the Development, manufacture, or Commercialization of Licensed Product in or for the Territory or relating to the use or manufacture of Compound or Permitted Derivative pursuant to the exercise of Supply Rights in the Manufacturing Territory which requires any data or information in Cempra’ s possession and Control, Cempra will cooperate with Toyama upon a written request from Toyama by making reasonable efforts to provide such data and information within a reasonable period, including by providing access to relevant personnel of Cempra who may have relevant information and knowledge relating thereto and responding in a reasonably timely manner to questions and comments from Toyama in connection therewith.
18.    Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
General. Toyama shall use Commercially Reasonable Efforts (taking into account the status of Regulatory Approvals in the United States) to Commercialize Licensed Products in the Field in the Territory. Toyama shall use Commercially Reasonable Efforts to report on a reasonably regular basis the results of its Commercialization activities to Cempra in writing. For clarity and notwithstanding anything to the contrary set forth herein, Toyama shall have the right to make any decisions with respect to Commercialization activities in the Territory in its sole discretion and without any pre-approval by Cempra.
19.    Section 6.2 of the Agreement is hereby deleted in its entirety.
20.    Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following and Schedule 2 is attached to this Amendment shall be attached the Agreement as Schedule 7.1 (e):

20.1    General.
(a)    Cempra shall have no obligation to act as supplier to Toyama, or its Sublicensees or manufacturers acting on behalf the foregoing, of (i) API for purposes of manufacturing Licensed Products or (ii) Clinical Supply, and Cempra will not supply API or Clinical Supply for use or sale in the Territory as described in the Parties’ prior Supply Agreement dated May 8, 2013 (the “Supply Agreement”). Concurrently with the execution of this Amendment No. 2, the Parties have terminated the Supply Agreement. Accordingly, Cempra has no supply obligations whatsoever under this Agreement or the Supply Agreement. Toyama, or its Sublicensees or manufacturers acting on behalf of the foregoing, have the right to obtain (i) API for purposes of manufacturing Licensed Products and (ii) Clinical Supply, from a source other than Cempra pursuant to the Supply Rights.
(b)    Cempra hereby assigns to Toyama its December 16, 2015 API Manufacturing and Supply Agreement with Fujifilm Finechemicals Co., Ltd. (“FFFC Agreement”), including all rights to all past, present and future disputes, claims, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or relating to the FFFC Agreement. As of the effective date of this Amendment No. 2, Toyama holds all rights and obligations under the FFFC Agreement and Cempra has no rights or obligations under the FFFC Agreement, other than any obligations for past payments accrued and due by Cempra as of such date of assignment of the FFFC Agreement, which shall remain with Cempra.
(c)    Concurrently with the execution of this Amendment No. 2, the Parties and FFFC have executed an Amendment to their three-way Quality Agreement to remove Cempra as a Party and confirm that Cempra has no rights or obligations thereunder.
(d)    If Cempra intends to destroy any existing inventory of API or Clinical Supply, it will provide notice to Toyama ninety (90) Calendar Days prior to such destruction. If Toyama notifies Cempra that it wishes to engage in discussions with Cempra to purchase the inventory then the parties will discuss the issue in good faith. Neither Party has any obligation to enter into any agreement regarding purchase or sale of such inventory.
(e)    In connection with the termination of the Supply Agreement, Cempra shall, upon written request of Toyama, provide to Toyama or its designated Sublicensees, any information, data or know-how Controlled by Cempra relating to (i) API for purposes of manufacturing Licensed Products for the Territory, (ii) Clinical Supply in the Territory, and (iii) analytical reference standards for API, Clinical Supply and other related compounds, including such information, data and know-how described in Schedule 7.1 (e) attached hereto, and any technical assistance reasonably requested by Toyama in connection therewith, in each case, at no cost to Toyama.
21.    Section 8.1(a) of the Agreement is hereby amended by adding the following new sentence to the end thereof:
Notwithstanding the foregoing, all reasonable fees and costs (including reasonable attorneys’ fees and patent office costs) associated with the filing, prosecution, and maintenance of Other Cempra Patents and Key Cempra Patents in the Territory will be paid by Toyama, subject to Cempra providing Toyama with estimates for such fees and costs in advance and Toyama having a reasonable opportunity to discuss the approach for such filing, prosecution and maintenance activities and ultimately approving such estimates in its sole discretion. Notwithstanding anything to the contrary set forth herein, Toyama reserves the right to decide in its sole discretion which Other Cempra Patents and Key Cempra patents will be maintained or terminated in the Territory.
22.    Section 8.1(b) of the Agreement is hereby amended by adding the following new sentences to the end thereof:
Notwithstanding the foregoing, all reasonable fees and costs associated with the filing, prosecution, and maintenance of all Cempra Patents in the Territory will be paid by Toyama, subject to Cempra providing Toyama with estimates for such fees and costs in advance and Toyama having a reasonable opportunity to discuss the approach for such filing, prosecution and maintenance activities and ultimately approving such estimates in its sole discretion. Notwithstanding anything to the contrary set forth herein, Toyama reserves the right to decide which Other Cempra Patents and Key Cempra patents will be maintained or terminated in the Territory. Outside the Territory, if Cempra intends to abandon any patent or patent application that would Cover the Licensed Product in the Field, Cempra will provide notice to Toyama ninety (90) Calendar Days prior to such abandonment and Toyama shall have the option to request that Cempra continue prosecution and maintenance of such patent or patent application at Toyama’s expense and to seek a license to such patent or patent application. During the ninety (90) Calendar Day period prior to such abandonment, the Parties will negotiate in good faith over a license. Neither Party has any obligation to conclude a license agreement. If the Parties do not reach agreement on a license during that period, Cempra may abandon the patent or patent application.
23.    Section 8.4 of the Agreement is hereby amended by adding the following new sentence to the end thereof:
Notwithstanding the foregoing, all reasonable fees and costs (including reasonable attorneys’ fees and patent office costs) associated with the filing of Patent Term Extensions will be paid by Toyama, subject to Cempra providing Toyama with estimates for such fees and costs in advance and Toyama having a reasonable opportunity to discuss the approach for such filing activities and ultimately approving such estimates in its sole discretion.
24.    Sections 12.6 and 12.7 of the Agreement are hereby deleted in their entireties.
25.    In Section 16.4, the notice address for Cempra is hereby deleted in its entirety and replaced with the following:
To Cempra:
Melinta Therapeutics, Inc.
44 Whippany Road
2nd Floor
Morristown, NJ 07960
Attn: Chief Financial Officer
With a copy (which shall not
constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Thomas J. Meloro, Esq.
26.    This Amendment No. 2 constitutes an amendment to the Agreement executed pursuant to Section 16.9 thereof
27.    Except as otherwise amended hereby, the Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of the parties thereto, as presently constituted, will continue in full effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers with effect as of September 12, 2018.

CEMPRA PHARMACEUTICALS, INC.		Toyama Chemical Co., Ltd.
By:	/s/ Peter J. Milligan	By:	/s/ Toshkazu Ban
Name:	Peter J. Milligan	Name:	TOSHKAZU BAN
Title:	Chief Financial Officer	Title:	President